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                                                               EXHIBIT 11

    STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - UNAUDITED

The company reports net income (loss) per share data on a primary and fully diluted bases. Primary net income (loss) per share is based upon the weighted average number of outstanding common shares and common equivalent shares from stock options. Fully diluted net income (loss) per share is based upon (a) the weighted average number of outstanding common shares and common equivalent shares from stock options and the assumed conversion of the 7% convertible subordinated notes and convertible subordinated debentures, due 2003 and 2011, respectively, and (b) net income (loss) increased by the expenses on the notes and debentures, due 2003 and 2011, respectively. Computations of net income (loss) per share on the primary and fully diluted bases for the third quarter and first nine months of 1997 and 1996 were:


                                        THE QUARTERS ENDED SEPTEMBER 30,    YEAR-TO-DATE ENDED SEPTEMBER 30,
                                        --------------------------------    --------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)        1997             1996                1997              1996
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
PRIMARY NET INCOME (LOSS) PER SHARE
  AND EQUIVALENT SHARE
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Net income (loss)                        $    37,947    $        346          $   61,307    $     (21,473)
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Weighted average common shares
  outstanding                                 36,805          36,322              36,716           32,305
Weighted average common equivalent
  shares from stock options                    1,613           1,108               1,399               --
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Weighted average common shares and
  equivalent shares                           38,418          37,430              38,115           31,305
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Primary net income (loss) per share
  and equivalent share (1)               $      0.99    $       0.01          $     1.61    $       (0.66)
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FULLY DILUTED NET INCOME (LOSS) PER
  SHARE AND EQUIVALENT SHARE
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Net income (loss)                        $    37,947    $        346          $   61,307     $    (21,473)
Interest and issuance costs - 7%
  convertible subordinated notes,
  due 2003                                     2,042             986               5,994              986
Interest and issuance costs - 7%
  convertible subordinated debentures,
  due 2011 (2)                                   457             295                   -              885
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Adjusted net income (loss)               $    40,446    $      1,627          $   67,301     $    (19,602)
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Weighted average common shares
  outstanding                                 36,805          36,322              36,716           32,305
Weighted average common equivalent
  shares
    Stock options                              1,730           1,299               1,746            1,159
    7% convertible subordinated notes,
       due 2003                                7,241           5,411               7,241            1,804
    7% convertible subordinated
       debentures, due 2011 (2)                  834             834                   -              834
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Weighted average common shares and
  equivalent shares                           46,610          43,866              45,703           36,102
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Primary net income (loss) per share and
  equivalent share (1)                          0.87    $       0.01          $     1.47     $      (0.66)
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(1) The computation of fully diluted net loss per share for the third quarter and the first nine months of 1996 was antidilutive. Accordingly, the amounts reported for primary and fully diluted net loss per share are the same.

(2) The calculation of fully diluted net income per share for the first nine months of 1997 excludes the assumed conversion of the 7% convertible subordinated debentures, due 2011, because the computation is antidilutive.